Exhibit 99.1

ALLOS THERAPEUTICS REPORTS THIRD QUARTER 2003 FINANCIAL RESULTS

WESTMINSTER, Colo., November 6, 2003 – Allos Therapeutics, Inc. (Nasdaq: ALTH) today reported financial results for the third quarter of 2003.  For the three months ended September 30, 2003, the company reported a net loss of $5.0 million, or $0.19 per share, compared to a net loss of $5.3 million, or $0.21 per share, for the same quarter in 2002.

For the nine months ended September 30, 2003, the company reported a net loss of $23.9 million, or $0.92 per share, compared to a net loss of $18.6 million, or $0.76 per share, for the same period in the previous year.

Cash, cash equivalents, short-term investments and long-term marketable securities as of September 30, 2003 were $36.4 million.  In addition, as previously announced, on October 15, 2003, the company received approximately $5.1 million from Durus Life Sciences Master Fund, Ltd., in complete satisfaction of the company’s claims against Durus and certain of its affiliates under Section 16(b) of the Securities and Exchange Act of 1934.

Third quarter highlights:

•                  The company submitted to the U.S. Food and Drug Administration (FDA) two of three required components of a rolling New Drug Application (NDA) to market efaproxiral (RSR13) as an adjunct to radiation therapy for the treatment of brain metastases from breast cancer.  The first component covers non-clinical information about the drug and was submitted to the FDA in August 2003.  The second component of the NDA was submitted to the FDA in September 2003 and contains information about the drug’s chemistry, manufacture and controls (CMC).  The company plans to submit the third and final component of the NDA, containing information about the company’s clinical trials, in the fourth quarter of 2003.

•                  The company announced the presentation of a retrospective case-match analysis of survival results of a Phase 2 study of RSR13 in patients with locally advanced non-small cell lung cancer (NSCLC) compared to survival results of a Phase 3 randomized study, RTOG 94-10, in the same patient population.  Median survival of patients treated in the RSR13 study was 20.6 months as compared to a median survival of 14.6 months for patients in the sequential chemoradiotherapy arm and 17.0 months for patients in the concurrent chemoradiotherapy arm of study RTOG 94-10.  These results were presented at the 10th World Conference on Lung Cancer.

Upcoming fourth quarter events:

•                  Submission of the third component, the clinical section, of a rolling NDA to the FDA to market RSR13 as an adjunct to radiation therapy for the treatment of brain metastases from breast cancer

•                  Plenary presentation of Phase 3 study results of RSR13 in patients with brain metastases at the Society of Neuro-Oncology (SNO), November 13-16

•                  Poster presentation (Abstract #A182) of Phase I study of PDX plus docetaxel or paclitaxel in patients with advanced cancer at the AACR-NCI-EORTC, November 17-21

•                  Initiation of a Phase 1 NSCLC study of RSR13 and chemotherapy given concurrently with radiation therapy

•                  Poster presentation (Abstract #175) of Phase 3 study results of RSR13 in patients with brain metastases from breast cancer at the 26th Annual San Antonio Breast Cancer Symposium (SABCS), December 3-6

Conference Call

Allos Therapeutics will host a conference call to review the company’s third quarter 2003 results.  The conference call will take place at 11:00 a.m. EST on Thursday, November 6, 2003.  The dial in number for U.S. residents to participate is 800-915-4836.  International callers should dial 1-973-317-5319.

Conference Call Replay

An audio replay of the conference call will be available from 6:00 p.m. EDT, November 6, 2003, until midnight November 13, 2003.  To access the replay, please dial 1-800-428-6051 (US/Canada); international +1-973-709-2089; the conference ID number is 311459.

Webcast

Allos Therapeutics will hold a live webcast of the conference call.  The webcast will be available from the homepage and the investor relations’ section of the company’s web site at www.allos.com and will be archived for 30 days.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. is a biopharmaceutical company focused on developing and commercializing innovative drugs for improving cancer treatments. The company’s lead clinical candidate, efaproxiral (RSR13), is a synthetic small molecule that has the potential to sensitize hypoxic (oxygen deprived) tumor tissues and enhance the efficacy of standard radiation therapy. In addition, Allos is developing PDX, a novel small molecule cytotoxic injectable antifolate (DHFR inhibitor) being developed for non-small cell lung cancer, mesothelioma and non-Hodgkin’s lymphoma. For more information, please visit the company’s web site at: www.allos.com.

This announcement contains forward-looking statements that involve risks and uncertainties. Future events may differ materially from those discussed herein due to a number of factors, including, but not limited to, risks and uncertainties related to Allos’ ability to complete the submission of its NDA to the FDA on schedule and in accordance with regulatory requirements, to adequately demonstrate the safety and efficacy of RSR13 for use as a radiation sensitizer in the treatment of metastatic breast cancer and any other type of cancer, and its ability to obtain regulatory approval for RSR13, as well as other risks and uncertainties detailed from time to time in the company’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2002. All forward-looking statements are based on information currently available to the company on the date hereof, and the company assumes no responsibility to update such statements.

# # #

Contact:

Monique M. Greer

Vice President

Corporate Communications and Investor Relations

Allos Therapeutics, Inc.

303-426-6262

mgreer@allos.com

ALLOS THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands - except share and per share information)

(unaudited)

	Three-months ended September 30,		Nine-months ended September 30,
	2003	2002	2003	2002

Operating expenses:
Research and development	$1,629	$1,937	$10,116	$10,166
Clinical manufacturing	707	1,243	6,653	2,414
Marketing, general and administrative	2,797	2,657	7,339	7,882
Restructuring costs	60	—	638	—

Total operating expenses	5,193	5,837	24,746	20,462

Loss from operations	(5,193)	(5,837)	(24,746)	(20,462)
Interest and other income, net	179	549	828	1,835

Net loss	$(5,014)	$(5,288)	$(23,918)	$(18,627)

Net loss per common share: basic and diluted	$(0.19)	$(0.21)	$(0.92)	$(0.76)
Weighted average common shares: basic and diluted	25,911,309	25,724,192	25,893,456	24,641,088

ALLOS THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2003	December 31, 2002

ASSETS
Cash, cash equivalents and short-term investments	$24,053	$54,983
Other current assets	1,297	775
Long-term marketable securities	12,320	5,817
Equipment and leasehold improvements, net	1,592	1,826
Long-term investment	—	1,000
Total assets	$39,262	$64,401

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities	$5,950	$7,079
Stockholders’ equity	33,312	57,322
Total liabilities and stockholders’ equity	$39,262	$64,401